[G REIT, Inc. letterhead]

February 13, 2007

Re: G REIT, Inc. Distribution

Dear Stockholder:

I am writing to update you on the status of the payment of the next G REIT, Inc. special liquidating distribution. In my letter dated November 20, 2006, I stated that we expected to pay our second special liquidating distribution of approximately $3.00 per share in early February, contingent upon the sale of five contracted properties.

To date, we have completed the sale of four of those five properties. We are continuing to work with the purchaser to close the fifth property, the One World Trade Center property in Long Beach, California, and expect to close that sale in March 2007. Following the close of that property, we will send you a letter informing you as to the specific timing of the payment of the second special liquidating distribution of approximately $3.00 per share. You will continue to receive your regular monthly distribution of 7.5% per annum on your remaining investment.

We are continuing to market and sell the remaining properties in the G REIT portfolio in order to complete our plan of liquidation and will provide you with more detailed information in the near future.

As always, we are available to answer your questions. Thank you for your investment and continued confidence.

Sincerely,

/s/ Scott D. Peters

Scott D. Peters,
President and Chief Executive Officer

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Certain statements contained herein with respect to the timing and amount of liquidating distributions to be paid to stockholders, statements regarding the timing of asset dispositions and statements that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to our asset portfolio; uncertainties relating to our operations; uncertainties relating to the implementation of our liquidation strategy; uncertainties and contingencies relating to the disposition of properties pursuant to our purchase and sale agreements; and other risk factors as detailed from time to time in our periodic reports as filed with the Securities and Exchange Commission.